Exhibit 99.2 - In Reference to Item 77. E

Legal Proceedings


On June 9, 1997, the Supreme Court of the United States denied the petition for a writ of certiorari in Hyperion Securities Litigation, (under the name Marilyn Okley, et al v. Hyperion 1999 Term Trust, Inc., et al), and no further appeals are possible.

This denial means that the order and judgment of the district court dismissing the complaint with prejudice is now final, and is not subject to any further review, and that the action is at an end.